Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury & Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

DONALD W. THOMASON NAMED CHAIRMAN OF SEMCO ENERGY, INC. BOARD OF DIRECTORS

PORT HURON, MI, OCTOBER 9, 2006 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced the election of Donald W. Thomason as non-executive Chairman of the Board of Directors. He succeeds Dr. John M. (Jack) Albertine, who retired from the Company’s Board of Directors effective October 9, 2006.
Dr. Albertine was elected to the Company’s Board of Directors in 1999 and was named Chairman in October 2004. He commented on his retirement: “Now is a good time for me to leave the Board to pursue other business opportunities as well as important public policy responsibilities. Those include my role as Vice Chairman of the Board of Trustees of the Virginia Retirement System, which manages nearly $50 billion in assets. In addition, I very recently agreed to accept an appointment by the Governor of Virginia, Tim Kaine, to the Governor's Advisory Board of Economists.” Dr. Albertine added: “During my tenure as Chairman of the Board, I have achieved many of the business and personal goals that I had established for the Company and myself. Also, my current term on the Board ends shortly, and I wanted to give the Board ample time to recruit another member to stand for election next year.”

On behalf of the Company and the other members of the Board of Directors, Mr. Thomason expressed his appreciation for Dr. Albertine’s service: “During Jack Albertine’s tenure, the Company shed unsuccessful non-regulated businesses and regained profitability. We are grateful for his guidance during this difficult period at the Company and wish him well in his future endeavors.”
George A. Schreiber, Jr., Company President and Chief Executive Officer said: “Jack took the helm as Chairman as we refocused our energies on our core natural gas distribution business. With his support, we were able to post our first profit in three years in 2005. Because of his experience with many different business issues, he was able to provide valuable help to me and his colleagues on the Board over the last several years.”
Mr. Thomason retired from the Kellogg Company in 1999 after 33 years of service. At the time of his retirement from Kellogg, he held the position of Executive Vice President, Corporate Services/Technology. Since joining the SEMCO Energy Board of Directors in 1995, he has, among other roles, served as Lead Director and Chairman of the Compensation Committee. He holds a Bachelor’s of Business Administration from Memphis University.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.